Filed Pursuant to Rule 424(b)(2)
A filing fee of $19,650, calculated in accordance
with Rule 457(r), has been transmitted to the SEC
in connection with the securities offered from the
registration statement (File No. 333-144500)
by means of this prospectus supplement.
Prospectus Supplement
July 30, 2008
(To Prospectus dated July 12, 2007)

$500,000,000

Commercial Metals Company

7.35% Notes due 2018

The Notes will mature on August 15, 2018 (the “Notes”). The Notes will bear interest at a rate of 7.35% per year. Interest on the Notes will be paid on February 15 and August 15 of each year, beginning February 15, 2009.

At our option, we may redeem some or all of the Notes at any time at the redemption price described in “Description of the Notes — Optional Redemption.”

Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase all outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the purchase date. See “Description of the Notes — Change of Control Offer.”

The Notes will be unsecured and will rank equally with all of our unsubordinated indebtedness from time to time outstanding but will be effectively subordinated to our secured indebtedness to the extent of the collateral securing that indebtedness.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price(1)	99.828%	$499,140,000
Underwriting Discount	0.650%	$3,250,000
Proceeds, Before Expenses, to the Company(1)	99.178%	$495,890,000

(1)	Plus accrued interest, if any, from August 4, 2008, if settlement occurs after that date.

The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently there is no public market for the Notes.

We expect to deliver the Notes to investors in registered book-entry form through the facilities of The Depository Trust Company and its participants, on or about August 4, 2008.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan

Co-Managers

BMO Capital Markets	Fortis Securities LLC	Lazard Capital Markets
BNP PARIBAS	RBS Greenwich Capital	Scotia Capital
Citi	HSBC	Wells Fargo Securities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

S-i

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to “Commercial Metals Company,” the “Company,” “we,” “us” and “our” refer to Commercial Metals Company and its consolidated subsidiaries.

The Company

General

We manufacture, recycle, market and distribute steel and metal products and related materials and services through a network of locations located throughout the United States and internationally. We consider our business to be organized into five segments: Americas Recycling, Americas Mills, Americas Fabrication and Distribution, International Mills and International Fabrication and Distribution.

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our executive offices at 6565 MacArthur Boulevard in Irving, Texas, telephone number (214) 689-4300.

Recent Developments

On September 19, 2007, the Company acquired all of the outstanding shares of Valjaonica Cijevi Sisak (“VCS”) from the Croatian Privatization Fund and Croatian government. VCS’s name has been changed to CMC Sisak d.o.o. (“CMC Sisak”). CMC Sisak is an electric arc furnace based steel pipe manufacturer located in Sisak, Croatia with annual capacity estimated at 300,000 metric tons. The acquisition will expand the Company’s production capacity into pipe, tubular and other products in the key markets of Central and Eastern Europe.

On September 19, 2007, the Company completed the acquisition of substantially all of the operating assets of Economy Steel, Inc. of Las Vegas, Nevada. Established in 1980, Economy Steel, Inc. is a rebar fabricator, placer, construction-related products supplier and steel service center. The acquired assets operate under the new name of CMC Economy Steel and are part of the Americas Fabrication and Distribution segment.

On December 31, 2007, the Company acquired a 70% interest in a newly incorporated business, CMC Albedo Metals, which acquired an existing metals recycling business in Singapore. On April 16, 2008, the Company acquired the remaining 30% interest in CMC Albedo Metals.

On April 29, 2008, the Company completed the acquisition of substantially all of the operating assets of Rebar Service & Supply Co. of Fort Worth, Texas. The acquired assets will operate under the new name of CMC Rebar, as part of the Americas Fabrication and Distribution segment. This operation will allow us to expand our presence in the North Texas market.

On June 5, 2008, the Company’s subsidiary, CMC Poland, completed the acquisition of substantially all of the outstanding shares of PHP Nike S.A. (“PHP Nike”). PHP Nike is a leading producer of welded steel meshes, cold rolled wire rod and cold rolled rebar in Poland with annual production capacity of 90,000 metric tons.

On July 1, 2008, the Company completed the acquisition of substantially all of the operating assets of each of ABC Coating Company of Texas, Inc. of Waxahachie, Texas; ABC Coating Co., Inc. of Brighton Colorado; Banner Rebar, Inc. of Denver, Colorado; Toltec Steel Services, Inc. of Kankakee, Illinois; and Texas-based Rebar Trucking, Inc. as well as the acquisition of the 50% partnership interest in ABC Coating Co., Inc. of North Carolina, a joint venture between TexEastern Rebar Coating, Inc. and the Company in

Gastonia, North Carolina (collectively, “ABC Coating”). ABC Coating is primarily involved in rebar fabrication and epoxy coated reinforcing bar servicing in the Southwest, Midwest and Southeast United States with an annual capacity of 150,000 short tons.

On July 15, 2008, the Company announced that it has entered into a definitive agreement to purchase substantially all of the operating assets of Reinforcing Post-Tensioning Services, Inc., Regional Steel Corporation, and RPS Cable Corporation based in Claremont, California (collectively, “RPS”). RPS is a fabricator and installer of concrete reinforcing steel, post-tensioning cable and related products for commercial and public construction projects with facilities in Fontana and Tracy, California, and Las Vegas, Nevada with annual capacity of approximately 150,000 tons. Completion of the acquisition is contingent upon regulatory approval and satisfaction of other closing conditions, which are expected to be finalized within 60 days. At closing, the acquired assets will operate as part of the Americas Fabrication and Distribution segment. We intend to use a portion of the proceeds of this offering of Notes to pay the purchase price for the planned acquisition of the assets of RPS. See “Use of Proceeds.”

The Offering

Issuer	Commercial Metals Company.

Securities Offered	$500 million aggregate principal amount of Notes due 2018.

Maturity	August 15, 2018.

Interest	Interest on the Notes will accrue at the rate of 7.35% per year and will be payable in cash in arrears on February 15 and August 15 of each year, beginning on February 15, 2009.

Ranking	The Notes will rank equally in right of payment with all of our unsubordinated indebtedness from time to time outstanding but will be effectively subordinated to any secured indebtedness (approximately $11 million as of May 31, 2008) to the extent of the collateral securing that indebtedness.

Further Issuances	We may at our option and with the consent of the existing holders of the Notes issue additional debt securities having the same terms as the Notes offered hereby. Such debt securities will be treated as part of the same series as the Notes under the indenture governing the terms of the Notes.

Sinking Fund	None.

Optional Redemption	At our option, we may redeem some or all of the Notes at any time at the redemption price described in “Description of the Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase all outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the purchase date. See “Description of the Notes — Change of Control Offer.”

Use of Proceeds	The net proceeds from this offering, after deducting underwriting discounts and expenses of the offering, are estimated to be approximately $495 million. We intend to use the net proceeds from this offering (i) to repay our 6.75% notes that are due February 15, 2009, (ii) to repay commercial paper, (iii) to fund the purchase price for the planned acquisition of the assets of RPS and (iv) for general corporate purposes, which may include acquisitions. See “Use of Proceeds.”

Trading	We do not intend to list the Notes on any national securities exchange or have them quoted on any automated dealer quotation system. The Notes will be new securities for which there is currently no public market. See “Risk Factors — Risks Related to the Notes — There is no public market for the Notes, and a market for the Notes may not develop.”

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Notes.

Summary Financial Data

The selected income statement data and balance sheet data presented below are for the nine months ended May 31, 2008 and May 31, 2007 and for the years ended August 31, 2007, 2006, 2005, 2004, and 2003. The selected financial data should be read in conjunction with our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended August 31, 2007 incorporated by reference into this prospectus supplement and accompanying prospectus. The results for the nine months ended May 31, 2008 are not necessarily indicative of the results for the year ending August 31, 2008.

	Nine Months Ended
	May 31,	May 31,	Year Ended August 31,
(in millions except share data and ratios)	2008	2007	2007	2006	2005	2004	2003

Income Statement Data:
Net Sales	$7,280	$6,045	$8,329	$7,212	$6,260	$4,569	$2,729
Cost and Expenses:
Cost of goods sold	6,489	5,192	7,168	6,138	5,378	3,969	2,450
Selling, general and administrative expenses	498	428	584	481	410	353	234
Interest expense	42	26	36	29	31	28	16
Loss on reacquisition of debt	—	—	—	—	—	3	—

	7,029	5,646	7,788	6,648	5,819	4,353	2,700

Earnings From Continuing Operations Before Income Taxes and Minority Interests	251	399	541	564	441	216	29
Income Taxes	84	135	173	191	157	66	11

Earnings From Continuing Operations Before Minority Interests	167	264	368	373	284	150	18
Minority Interests	1	10	10	10	(1)	15	—
Net Earnings from continuing operations	$166	$254	$358	$363	$285	$135	$18
Earnings (loss) from discontinued operations Before Income Taxes	4	(6)	(5)	(10)	2	(4)	1
Income Taxes (Benefit)	2	(3)	(2)	(3)	1	(1)	—

Net Earnings (loss) from discontinued operations	2	(3)	(3)	(7)	1	(3)	1

Net Earnings	168	251	355	356	286	132	19

Basic earnings per share	$1.46	$2.13	$3.01	$3.02	$2.42	$1.15	$0.17
Diluted earnings per share	$1.43	$2.06	$2.92	$2.89	$2.32	$1.11	$0.17
Cash dividends per common share	$0.33	$0.24	$0.33	$0.17	$0.12	$0.09	$0.08
Other Financial Data:
EBITDA(1)	$393	$486	$671	$659	$552	$296	$107
Ratio of earnings to fixed charges(2)	5.02	12.02	11.16	14.80	12.43	7.30	2.57
Ratio of EBITDA to interest expense	9.3	18.2	18.0	22.3	17.7	10.5	7.0
Ratio of total debt to EBITDA	2.06	1.15	1.06	0.67	0.72	1.40	2.60

	Nine Months Ended
	May 31,	May 31,	Year Ended August 31,
(in millions except share data and ratios)	2008	2007	2007	2006	2005	2004	2003

Balance Sheet Data (at end of period):
Cash and cash equivalents	$69	$73	$419	$181	$119	$124	$75
Total assets	$4,119	$3,264	$3,473	$2,899	$2,333	$1,988	$1,283
Long-term debt	$642	$310	$707	$322	$387	$393	$255
Total debt	$812	$559	$712	$442	$396	$415	$279
Stockholders’ equity	$1,643	$1,481	$1,549	$1,220	$900	$661	$507

(1)	EBITDA relates to net earnings before interest expense, income taxes, depreciation and amortization and is a performance measure that is not derived in accordance with generally accepted accounting principles (GAAP). In calculating EBITDA, we exclude our largest recurring non-cash charge, depreciation and amortization. EBITDA provides a core operational performance measurement that compares results without the need to adjust for federal, state and local taxes which have considerable variation between domestic jurisdictions. Tax regulations in international operations add additional complexity. Also, we exclude interest cost in our calculation of EBITDA. The results are, therefore, without consideration of financing alternatives of capital employed. We use EBITDA as one guideline to assess our unleveraged performance return on investments. EBITDA is also the target benchmark for our long-term cash incentive performance for management. Reconciliations to net earnings are provided below.

	Nine Months Ended
	May 31,	May 31,	Year Ended August 31,
(in millions)	2008	2007	2007	2006	2005	2004	2003

Net earnings	$168	$251	$355	$356	$286	$132	$19
Interest expense	42	27	37	30	31	28	16
Income taxes	86	133	171	188	158	65	11
Depreciation and amortization	97	75	108	85	77	71	61

EBITDA	$393	$486	$671	$659	$552	$296	$107

(2)	After giving pro forma effect to the sale of the Notes and the repayment of our indebtedness as described in “Use of Proceeds”, the ratio of earnings to fixed charges for the year ended August 31, 2007, would have been 7.43 and for the nine months ended May 31, 2008, would have been 3.74.

RISK FACTORS

Before you invest in the Notes, you should carefully consider the following risks. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You should also review the other risks contained in our annual report on Form 10-K filed with the SEC for the year ended August 31, 2007, which is incorporated by reference into this prospectus supplement and accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference also contain forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the information included or incorporated by reference.

Risks Related to Our Indebtedness

We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of our debt may restrict our future operations and impair our ability to meet our obligations under the Notes.

As of May 31, 2008, we had approximately $812.0 million of outstanding indebtedness. After giving pro forma effect to, and the use of proceeds from, the sale of the Notes, our total consolidated indebtedness would have been $1,179 million. See “Liquidity and Capital Resources” and “Contractual Obligations” set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K filed with the SEC for the year ended August 31, 2007 for additional information regarding our debt obligations. The indenture governing the Notes will permit us to incur additional debt. See “Description of the Notes.”

The amount of our debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the Notes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal due under our debt, including the Notes, which will reduce funds available for other business purposes;

•	increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets;

•	increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared with some of our competitors that have less debt; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures, mergers and acquisitions and for other general corporate purposes.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

Credit ratings affect our ability to obtain financing and the cost of such financing.

Credit ratings affect our ability to obtain financing and the cost of such financing. Our commercial paper program is ranked in the second highest category by Moody’s Investors Service (P-2) and Standard & Poor’s Ratings Services (A-2). Our senior unsecured debt is investment grade rated by Standard & Poor’s Ratings Services (BBB) and Moody’s Investors Service (Baa2). In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, off balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The rating agencies also consider predictability of cash flows, business strategy and diversity, industry conditions and contingencies. Lower ratings on our commercial paper program or our senior unsecured debt could impair our ability to obtain additional financing and will increase the cost of the financing that we do obtain.

The agreements governing the Notes and our other debt contain financial covenants and impose restrictions on our business.

The indenture governing the Notes, the 6.75% notes due 2009, the 5.625% notes due 2013, and the 6.50% notes due 2017 contains restrictions on our ability to create liens, sell assets, enter into sale and leaseback transactions and consolidate or merge. In addition, our credit facility contains covenants that place restrictions on our ability to, among other things:

•	create liens;

•	enter into transactions with affiliates;

•	sell assets;

•	in the case of some of our subsidiaries, guarantee debt; and

•	consolidate or merge.

Our credit facility also requires that we meet certain financial tests and maintain certain financial ratios, including a maximum debt to capitalization and interest coverage ratios.

Although the debt owed by CMCZ under a five-year term note is without recourse to Commercial Metals Company, our Swiss subsidiary that owns the CMCZ shares or any other of our subsidiaries, the note does contain certain covenants with which CMCZ must comply, including minimum debt to EBITDA, debt to equity, EBITDA to debt service and tangible net worth requirements (as defined only by reference to CMCZ’s financial statements).

CMC Sisak has notes outstanding, which are not collateralized and do not contain any financial covenants. These notes are guaranteed by Commercial Metals International.

Other agreements that we may enter into in the future may contain covenants imposing significant restrictions on our business that are similar to, or in addition to, the covenants under our existing agreements. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the indenture governing the Notes or under our other debt agreements. An event of default under any of our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to our secured lenders to the extent we have incurred or incur in the future secured debt, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the Notes.

We may not be able to repurchase the 6.50% notes due 2017 upon a change of control.

If we experience certain kinds of changes of control coupled with a ratings downgrade with respect to the 6.50% notes due 2017, we must give holders of the 6.50% notes due 2017 the opportunity to sell us their 6.50% notes due 2017 at 101% of their principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay the required purchase price for the 6.50% notes due 2017 presented to us because we might not have sufficient funds available at that time. The source of funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our business or other sources, including, but not limited to:

•	borrowings under our credit facilities or other sources;

•	sales of assets; or

•	sales of equity.

Risks Related to the Notes

The Notes will be effectively subordinated to our secured debt.

Our obligations under the Notes are unsecured. As a result, the Notes will be effectively subordinated to any secured debt to the extent of the collateral securing that debt. As of May 31, 2008, we had approximately $11 million of secured debt outstanding and our short term credit facilities were unsecured. After giving pro forma effect to, and the use of proceeds from, the sale of the Notes, our total secured debt outstanding would have been $11 million. We may in the future issue additional secured debt. If we are not able to repay amounts due under the terms of the secured debt, the holders of the secured debt could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral securing that indebtedness would be applied first to amounts due under the terms of the secured debt before any proceeds would be available to make payments on the Notes. If we default under any secured debt, the value of the collateral on the secured debt may not be sufficient to repay both the holders of the secured debt and the holders of the Notes.

We depend in part on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the Notes.

Although Commercial Metals Company is an operating company, a substantial part of its assets consists of the capital stock or other equity interests of its subsidiaries. As a result, we depend in part on the earnings of our subsidiaries and the availability of their cash flows to us, or upon loans, advances or other payments made by these entities to us to service our debt obligations, including the Notes. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to restrictions under agreements to which we are a party and applicable laws.

Our ability and the ability of our subsidiaries to generate sufficient cash flow from operations to allow us to make scheduled payments on our debt, including the Notes, will depend on our and their future financial performance, which is impacted by a range of economic, competitive and business factors, many of which are outside of our control. If we and our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the Notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. However, we may not be able to refinance our debt on favorable terms, if at all, or on terms that would be permitted under our various debt instruments then in effect, and we may not be able to sell assets, or, even if we are able to sell assets, the terms of the sales may not be favorable to us and may not sufficiently reduce the amount of our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the Notes. The cash flows of our operating subsidiaries and the amount that is available to us, together with our cash flows, may not be adequate for us to service our debt obligations, including the Notes.

The Notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The Notes will not be guaranteed by our subsidiaries. Payments on the Notes are required to be made only by Commercial Metals Company. We may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under other agreements and under applicable law. As a result, the Notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries. As of May 31, 2008, the total amount of our outstanding indebtedness was $812.0 million, of which approximately $78.0 million was owed by our subsidiaries. After giving pro forma effect to, and the use of proceeds from, the sale of the Notes, the total amount of our outstanding indebtedness would have been $1,179 million, of which approximately $78.0 million would be owed by our subsidiaries.

There is no public market for the Notes, and a market for the Notes may not develop.

The Notes are a new issue of securities for which there is no active trading market. We have been advised by the underwriters that they currently intend to make a market in the Notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. Neither we nor the underwriters can provide you with any assurance as to the development or liquidity of any trading market for the Notes.

Volatile trading prices may require you to hold the Notes for an indefinite period of time.

If a market develops for the Notes, they might trade at prices higher or lower than the initial offering price of our previously issued notes. The trading price would depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the Notes may be subject to such fluctuations, which could have a downward effect on the price of the Notes. You should be aware that you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

We may not be able to repurchase the Notes upon a change of control.

If we experience certain kinds of changes of control coupled with a ratings downgrade with respect to the Notes, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay the required purchase price for the Notes presented to us because we might not have sufficient funds available at that time. The source of funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our business or other sources, including, but not limited to:

•	borrowings under our credit facilities or other sources;

•	sales of assets; or

•	sales of equity.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events, including net earnings, product pricing and demand, currency valuation, production rates, inventory levels, new capital investments, software implementation costs, and general market conditions. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts” or other similar words or phrases. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the following:

•	interest rate changes,

•	construction activity,

•	metals pricing over which we exert little influence,

•	increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing,

•	court decisions,

•	industry consolidation or changes in production capacity or utilization,

•	global factors including political and military uncertainties,

•	credit availability,

•	currency fluctuations,

•	energy prices,

•	cost of construction,

•	successful implementation of new technology,

•	successful integration of acquisitions,

•	decisions by governments impacting the level of steel imports, and

•	pace of overall economic activity, particularly China.

These factors and the other risk factors described in this prospectus supplement are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, we caution prospective investors not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering of Notes will be approximately $495 million, after deducting the underwriting commission and other expenses related to this offering. We intend to use (i) up to approximately $100 million to repay our 6.75% notes that are due February 15, 2009, (ii) approximately $221 million or the amounts then outstanding to repay commercial paper that bears interest at rates ranging from 2.75% to 2.82%, (iii) approximately $74 million to fund the purchase price for the planned acquisition of the assets of RPS (see “Summary — Recent Developments”) and (iv) the remaining proceeds for general corporate purposes, which may include acquisitions.

Of the $221 million in commercial paper being repaid, $98 million was used to fund the purchase price for the acquisition of the assets of ABC Coating in July 2008, and the remainder was utilized for working capital purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of May 31, 2008 on an actual basis and on an as adjusted basis to give effect to the sale of the Notes and the application of the net proceeds thereof.

You should read this table in conjunction with the information set forth under “Use of Proceeds” and the financial statements and notes thereto incorporated by reference into this prospectus supplement and accompanying prospectus.

	May 31, 2008
(dollars in thousands)	Actual	As Adjusted

Cash and cash equivalents(1)	$68,578	$430,578

Short-term debt:
Commercial Paper	$33,000	$—
Notes-payable	32,233	32,233
Current maturities of long-term debt	104,855	4,855

Total short-term debt	170,088	37,088
Long-term debt, net of current maturities:(2)
Notes offered hereby	—	500,000
5.62% notes due 2013	200,000	200,000
6.50% notes due 2017	400,000	400,000
CMCZ term notes due May 2013	34,554	34,554
Other	7,318	7,318

Total long-term debt	641,872	1,141,872
Stockholders’ equity:
Preferred stock	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 129,060,664 shares issued; 114,392,205 shares outstanding	1,290	1,290
Additional paid-in capital	369,011	369,011
Accumulated other comprehensive income	150,928	150,928
Retained earnings	1,421,738	1,421,738
Less treasury stock, 14,668,459 shares	(300,302)	(300,302)

Total stockholders’ equity	1,642,665	1,642,665

Total capitalization	$2,454,625	$2,784,537

(1)	Cash and cash equivalents increases by $362 million after giving effect to the sale of the Notes and the application of the net proceeds thereof. See “Use of Proceeds”.

(2)	See the notes to our unaudited consolidated financial statements for additional information concerning long-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the nine-month period ended May 31, 2008:

	Nine Months
	Ended	Year Ended August 31,
	May 31, 2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	5.02	11.16	14.80	12.43	7.30	2.57

After giving pro forma effect to the sale of the Notes and the repayment of our indebtedness as described in “Use of Proceeds”, the ratio of earnings to fixed charges for the year ended August 31, 2007, would have been 7.43 and for the nine months ended May 31, 2008, would have been 3.74.

For this ratio, earnings consist of earnings before fixed charges, income taxes on income, extraordinary items and net cumulative effect of accounting changes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

DESCRIPTION OF THE NOTES

We will issue the Notes under the Indenture, dated as of July 31, 1995, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, to be dated as of the date of the closing of the offering of the Notes (as so supplemented, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have in the past issued, and may from time to time in the future issue, additional series of debt securities under the Indenture. Such other debt securities may have terms and conditions that are different from the terms and conditions of the Notes.

The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. It is only a summary of the material provisions of the Indenture, though, and we urge you to read the Indenture because it, not this description, defines your rights as noteholders. You may request a copy of the Indenture at our address set forth under the heading “Incorporation by Reference.” Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to Commercial Metals Company and not to any of its subsidiaries.

Title of Notes

7.35% Notes due 2018.

Principal Amount of Notes

The Notes will be issued in an initial aggregate principal amount of $500 million. We will issue the Notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000, through the facilities of The Depository Trust Company (“DTC”), and sales in book-entry form may be effected only through a participating member of DTC. See “— Book-Entry System.” We may from time to time, without notice to or the consent of the noteholders, increase the aggregate principal amount of the Notes by creating and issuing further notes under the Indenture on the same terms and conditions as the Notes being offered hereby, except for issue date, issue price, preissuance accrued interest and, in some cases, first Interest Payment Date (defined below). Any further notes will be consolidated and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as the Notes. Any further notes will be issued by or pursuant to a resolution of our Board of Directors or a supplement to the Indenture.

Maturity of Notes

The Notes will mature on August 15, 2018.

Interest Rate on Notes

The interest rate on the Notes will be 7.35% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months.

Date Interest Begins to Accrue on Notes

Interest will begin to accrue on the Notes on August 4, 2008.

Interest Payment Dates

We will pay interest on the Notes semi-annually on each February 15 and August 15 (each, an “Interest Payment Date”). Interest payable on each Interest Payment Date will include interest accrued from and including August 4, 2008, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding the applicable Interest Payment Date.

The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

First Interest Payment Date

The first Interest Payment Date for the Notes will be February 15, 2009.

Regular Record Dates for Interest

We will pay interest payable on any Interest Payment Date to the person in whose name a Note, or any predecessor Note, is registered at the close of business on February 1 or August 1, as the case may be, next preceding such Interest Payment Date.

Paying Agent

The Trustee will initially be the securities registrar and paying agent and will act as such only at its offices in New York, New York. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Ranking

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will rank junior to any of our secured debt to the extent of the assets securing such debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables.

Optional Redemption

The Notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•	the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points plus, in each case, we will pay accrued and unpaid interest on the principal amount being redeemed to but not including the date of redemption. If we elect to redeem fewer than all of the Notes, the Trustee will select in a fair and appropriate manner the Notes to be redeemed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc., their respective successors, and two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month, or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner of calculation of the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than the Company or one of the Subsidiaries of the Company); or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the

Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

See “Description of Debt Securities-Covenants” in the accompanying prospectus.

Events of Default

See “Description of Debt Securities-Events of Default” in the accompanying prospectus.

Modification and Waiver

See “Description of Debt Securities-Modification and Waiver” in the accompanying prospectus.

Book-Entry System

The Notes will be evidenced by global securities, which will be deposited on behalf of DTC and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Except under circumstances described below, the Notes will not be issued in definitive form. See “— Certificated Securities.” Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring the Notes with the respective principal amounts of the Notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Owners of beneficial interests in the Notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the noteholders under the global securities or the Indenture. Principal payments, interest payments and liquidated damage payments, if any, on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of the Company, the Trustee or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. Neither the Company nor the Trustee would be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Payments of principal and interest to DTC will be the responsibility of the Company or the Trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an event of default will occur under the Indenture, we will issue notes in definitive form in exchange for the entire global security for the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes represented by a global security and, in such event, will issue notes in definitive form in exchange for the entire global security relating to such Notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us. The holder of a certificated note may transfer such note by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available or same-day funds. So long as the Notes are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the Notes are represented by the global securities registered in the name of DTC or its nominee, the Notes will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the Notes represented by the global securities to settle in immediately available or same-day funds on trading activity in the Notes.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, registrar and paying agent under the Indenture. In addition to The Bank of New York Mellon Trust Company, N.A. serving as Trustee, the Company has the following relationships with affiliates of The Bank of New York Mellon Corporation. One affiliate, Mellon Bank, N.A., is a participant in the Company’s $400 million revolving credit agreement that expires May 23, 2010. Mellon Bank, N.A.’s share is $20 million. Mellon Bank, N.A. also provides treasury services to the Company, including disbursing accounts, lockboxes and investment services. Another affiliate of The Bank of New York Mellon Corporation, Mellon Investor Services, provides stock registrar and transfer agent services to the Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This discussion assumes that the Notes will be treated as indebtedness for U.S. federal income tax purposes. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described below. This summary generally applies only to holders that purchase the Notes in the initial offering at their issue price and hold the Notes as “capital assets” (generally, property held for investment). This discussion does not describe any tax considerations arising under the laws of any applicable foreign, state or local jurisdiction and does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, tax-exempt organizations, dealers in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who hold the Notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction or certain former citizens or residents of the United States.

Investors considering the purchase of the Notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situation.

Taxation of U.S. Holders

The following discussion is relevant to U.S. Holders. As used herein, “U.S. Holders” are beneficial owners of the Notes, that are, for U.S. federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	trusts if (1) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership or such other entity generally will depend upon the status of the partner and the activities of the partnership or other such entity. If you are a partner of a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holding the Notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Notes.

Taxation of Interest on the Notes.  Interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time any such payments are accrued or received (in accordance with the holder’s regular method of tax accounting). It is not anticipated that the Notes will be issued with original issue discount.

Sale, Exchange or Redemption of the Notes.  A U.S. Holder generally will recognize capital gain or loss upon the sale, redemption, exchange, retirement or other disposition of a Note. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder (excluding any proceeds that are attributable to accrued interest on the Note which will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in gross income) and the U.S. Holder’s tax basis in the Note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the Note. The U.S. Holder’s tax basis in the Note will generally equal the amount the U.S. Holder paid for the Note.

The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year. For non-corporate U.S. Holders, long-term capital gains are subject to tax at a rate not to exceed 15% through December 31, 2010 and at a rate of 20% thereafter. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting.  In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a Note and the proceeds of the sale or other disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding at a rate provided in the Code, which is currently 28%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the Notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number;

•	a certification that (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

•	a certification that you are a U.S. person (including a U.S. resident alien).

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you timely furnish the required information to the IRS.

Taxation of Non-U.S. Holders

The following discussion is relevant to an initial purchaser of the Notes that is neither a U.S. Holder as defined above nor a partnership for U.S. federal income tax purposes (a “non-U.S. Holder”). Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

For purposes of this discussion, interest and gain on the sale, exchange or other disposition of a Note will be considered “U.S. trade or business income” if the income or gain is either (i) effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder, or (ii) in the case of a non-U.S. Holder who is a resident of a country that has an income tax treaty with the United States, generally attributable to a U.S. permanent establishment (or to a fixed base) of the non-U.S. Holder.

Taxation of Interest on Notes.  Generally, interest income of a non-U.S. Holder that is not effectively connected with a U.S. trade or business of the non-U.S. Holder is subject to a withholding tax at a rate of 30% (or a lower tax rate specified in an applicable tax treaty). However, interest income earned on a Note by a non-U.S. Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to U.S. federal income tax or withholding tax, if:

•	the interest income is not U.S. trade or business income of the non-U.S. Holder;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. Holder is not a bank which acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the non-U.S. Holder certifies, under penalty of perjury, to us or our agent that it is not a U.S. person and such non-U.S. Holder provides its name, address and certain other information on a properly executed Form W-8 BEN (or an applicable substitute form).

If a non-U.S. Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-U.S. Holder that are not U.S. trade or business income will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax.

Interest received by a non-U.S. Holder that constitutes U.S. trade or business income will not be subject to U.S. federal withholding tax but generally will be taxed on a net income basis at regular U.S. tax rates, and if the non-U.S. Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax at a rate of 30%, or a lower rate as provided by an applicable income tax treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must generally provide either:

•	a properly executed Form W-8 BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8 ECI (or suitable substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the non-U.S. Holder.

Sale, Exchange or Redemption of the Notes  Generally, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a Note unless:

•	the gain constitutes U.S. trade or business income; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the Note is made and certain other requirements are met.

A non-U.S. Holder described in the first bullet point immediately above generally will be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition at regular U.S. tax rates, and if such non-U.S. Holder is a foreign corporation, it may also be required to pay a branch profits tax at a rate of 30%, or a lower rate as provided by an applicable income tax treaty. A non-U.S. Holder described in the second bullet point immediately above will be subject to a 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, subject to certain limitations.

Information Reporting and Backup Withholding.  In general, information reporting will apply to payments of interest and principal on the Notes and backup withholding at the rate specified in the Code (currently 28%) will apply with respect to such payments unless the Non-U.S. Holder appropriately certifies as to its non-U.S. status or otherwise establishes an exemption.

Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. Holder on the disposition of the Notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. Holder provides the requisite certification or otherwise establishes an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of a Note by or through a foreign office of a U.S. broker or foreign broker with certain types of relationships with the United States unless the broker has documentary evidence in its files that the holder of the Notes is not a U.S. person and the broker has no actual knowledge, or reason to know, to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of a Note by or through a foreign office of a foreign broker not subject to the preceding sentence.

Any amount withheld under the backup withholding rules may be credited against the non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of the Notes, including the consequences of any proposed change in applicable laws.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS SUPPLEMENT OR ACCOMPANYING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters, for whom Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives, have severally but not jointly agreed to purchase, and the Company has agreed to sell to them, severally but not jointly, the principal amount of the Notes set forth opposite their respective names below:

Principal Amount
Underwriters	of Notes

Banc of America Securities LLC	$195,000,000
J.P. Morgan Securities Inc.	170,000,000
BMO Capital Markets Corp	15,000,000
BNP Paribas Securities Corp	15,000,000
Citigroup Global Markets Inc.	15,000,000
Fortis Securities LLC	15,000,000
Greenwich Capital Markets, Inc.	15,000,000
HSBC Securities (USA) Inc.	15,000,000
Lazard Capital Markets LLC	15,000,000
Scotia Capital (USA) Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer part of the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the Notes to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the Notes:

Paid by Us

Per Note	0.650%
Total	$3,250,000

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase the Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The Notes are a new issue of securities and there is currently no established trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $630,000.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates. Banc of America Securities LLC acted as book manager and lead arranger, and its affiliate, Bank of America, N.A., acts as administrative agent for the Company’s $400 million revolving credit agreement that expires May 23, 2010. J.P. Morgan Securities Inc.’s affiliate, JPMorgan Chase Bank, National Association, participates in the Company’s $400 million revolving credit agreement that expires May 23, 2010. Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

LEGAL MATTERS

Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The underwriters have been represented in connection with this offering by Akin Gump Strauss Hauer and Feld LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2007 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange under the symbol “CMC” and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Information about us is also available on our website at http://www.cmc.com. Such information on our website is not part of this prospectus supplement.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, filed on October 30, 2007;

•	Our Current Report on Form 8-K, filed on November 8, 2007;

•	Our Proxy Statement for the 2008 Annual Meeting of Shareholders, filed on December 18, 2007;

•	Our Current Report on Form 8-K, filed on December 19, 2007;

•	Our Current Report on Form 8-K, filed on January 8, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2007, filed on January 9, 2008;

•	Our Current Report on Form 8-K, filed on March 25, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 9, 2008;

•	Our Current Report on Form 8-K, filed on April 14, 2008;

•	Our Current Report on Form 8-K, filed on May 2, 2008;

•	Our Current Report on Form 8-K, filed on June 18, 2008;

•	Our Current Report on Form 8-K, filed on July 2, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2008, filed on July 10, 2008; and

•	Our Current Report on Form 8-K, filed on July 14, 2008.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement at no cost, by writing or telephoning us at the following address:

Commercial Metals Company
6565 North MacArthur Boulevard
Irving, Texas 75039
Attn: Investor Relations
Telephone: (214) 689-4300

Prospectus

Commercial Metals Company

We may offer to sell from time to time in one or more offerings debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness, which may be offered in separate classes or series and which will rank on a parity with all of our other unsecured and unsubordinated debt.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms and amounts of the offered securities will be fully described in supplements to this prospectus, which may add, update or change information in this prospectus. Please read carefully any prospectus supplements and this prospectus and any information incorporated herein or therein by reference carefully before you invest in these securities.

Investing in our securities involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is July 12, 2007

About This Prospectus

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement. “Incorporated by Reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries.

About the Registrant

We manufacture, recycle, market and distribute steel and metal products and related materials and services through a network of locations located throughout the United States and internationally. We consider our business to be organized into five segments: domestic mills, CMCZ (our Polish mill CMC Zawiercie S.A. and related operations), domestic fabrication, recycling and marketing and distribution.

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our executive offices at 6565 North MacArthur Boulevard, Suite 800 in Irving, Texas, telephone number (214) 689-4300. Our common stock is listed on the New York Stock Exchange under the symbol “CMC.”

Risk Factors

An investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in us under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

Forward-Looking Statements

This prospectus contains or incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events, including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts” or other similar words or phrases. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the following:

•	construction activity;

•	decisions by governments affecting the level of steel imports, including tariffs and duties;

•	litigation claims and settlements;

•	difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes;

•	metals pricing over which we exert little influence;

•	increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing;

•	court decisions;

•	industry consolidation or changes in production capacity or utilization;

•	global factors including credit availability;

•	currency fluctuations;

•	scrap metal, energy, and supply prices; and

•	the pace of overall economic activity.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, we caution prospective investors not to place undue reliance on such forward-looking statements.

Use of Proceeds

We will use the net proceeds from sales of debt securities as set forth in the applicable prospectus supplement. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Ratio of Earnings to Fixed Charges

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the nine month period ended May 31, 2007.

	Nine Months
	Ended May 31,	Year Ended August 31,
	2007	2006	2005	2004	2003	2002

RATIO OF EARNINGS TO FIXED CHARGES	12.02	14.80	12.43	7.30	2.57	3.77

For this ratio, earnings consist of earnings before income taxes on income, extraordinary items and net cumulative effect of accounting changes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

Description of Debt Securities

The following summary describes the general terms and provisions of the debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the debt securities in a prospectus supplement.

General

We will issue the debt securities under an indenture (the “Indenture”), dated July 31, 1995 (the “Original Indenture Date”), between us and The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank), as trustee (the “Trustee”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue debt securities under the Indenture from time to time in one or more series, each in an amount we authorize prior to issuance. Unless we inform you otherwise in a prospectus supplement, the Indenture will not limit the aggregate amount of debt securities we may issue under the Indenture. The debt securities will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to Commercial Metals Company and not to any of its subsidiaries.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the authorized denominations and aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

•	whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method by which such date or dates will be determined;

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

•	the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee;

•	any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	any provisions for optional or mandatory redemption or repurchase;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any provisions for the defeasance of the debt securities;

•	the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

•	any additional events of default or covenants applicable to the series;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity; and

•	any other terms that are not inconsistent with the Indenture.

Unless we inform you otherwise in a prospectus supplement, the debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issuable in denominations of $100,000 and integral multiples of $1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

Covenants

The covenants summarized below will apply to each series of debt securities as long as any debt securities of that series are outstanding, unless we inform you otherwise in a prospectus supplement.

Limitation on Liens

The Company shall not, and shall not permit any Principal Subsidiary to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property or shares were owned as of the Original Indenture Date or thereafter acquired, to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the debt securities issued under the Indenture (and no other indebtedness of the Company or any Principal Subsidiary except, if the Company shall so determine, any other indebtedness of the Company which is not subordinate in right of payment to the debt securities or of such Principal Subsidiary) (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the debt securities, in which case prior to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Original Indenture Date or to the following:

(1) Liens securing only debt securities issued under the Indenture;

(2) Liens in favor of only the Company;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary but only to the extent such Liens cover such property;

(4) Liens on property existing immediately prior to the time of acquisition thereof and not in anticipation of the financing of such acquisition;

(5) any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement on the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than six months after such purchase or the completion of such construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(6) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (1) to (5) as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased; and

(7) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this covenant and the covenant described in “— Limitation on Sale and Leaseback Transactions”, upon either (A) the transfer or other disposition of a Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (7) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this covenant without regard to this clause (7).

In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the debt securities if, after giving effect thereto, the sum of (i) the principal amount of Debt secured by all Liens incurred after the Original Indenture Date and otherwise prohibited by the Indenture and (ii) the Attributable Debt of all Sale and Leaseback Transactions entered into after the Original Indenture Date and otherwise prohibited by the Indenture does not exceed 10% of the Consolidated Net Tangible Assets of the Company.

“Attributable Debt” means the present value (discounted at the per annum rate of interest publicly announced by Bank of America, N.A. (successor to Bank of America National Trust and Savings Association) as its “Reference Rate” or “Prime Rate”, provided, that if Bank of America, N.A. is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case compounded monthly, of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months under which any Person is liable.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation, as of any date (the “measurement date”), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

“Consolidated Net Tangible Assets” means the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with generally accepted accounting principles.

“Consolidated Tangible Net Worth” means the total stockholders’ equity of the Company and its Consolidated Subsidiaries, calculated in accordance with generally accepted accounting principles and reflected on the most recent balance sheet of the Company, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets.

“Corporation” means a corporation, association, company, joint-stock company or business trust.

“Debt” means, without duplication, with respect to any Person the following:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(4) every obligation of the type referred to in clauses (1) through (3) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (4), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Funded Debt” means the following:

(1) all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof;

(2) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof;

(3) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (1) or (2) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and

(4) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (1), (2) or (3).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property, which designation shall be made in writing to the Trustee.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (the “measurement date”), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. “Sale Transaction” means any such sale, conveyance, transfer or other disposition. The “Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“Subsidiary of the Company” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of the board of directors of such corporation.

Limitation on Funded Debt of Principal Subsidiaries

The Company shall not permit any Principal Subsidiary to incur or assume any Funded Debt if, immediately after the incurrence or assumption of such Funded Debt, the aggregate outstanding principal amount of all Funded Debt (other than Funded Debt of a Principal Subsidiary to the Company or directly or indirectly wholly owned Subsidiary) of Principal Subsidiaries exceeds thirty percent (30%) of Consolidated Tangible Net Worth. Notwithstanding the foregoing, any Principal Subsidiary may incur Funded Debt:

(1) payable to the Company or to another Principal Subsidiary;

(2) secured by Liens permitted under the provisions described in clauses (1) through (7) in the second paragraph under “— Limitations on Liens;” or

(3) to extend, renew or replace Funded Debt of such Principal Subsidiary, provided that the principal amount of the Funded Debt so incurred pursuant to this clause (3) does not exceed the principal amount of the Funded Debt extended, renewed or replaced thereby immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable thereon.

Any corporation which becomes a Principal Subsidiary after the date hereof shall for all purposes of this covenant be deemed to have created, assumed or incurred at the time it becomes a Principal Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Principal Subsidiary.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless:

(1) The Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of the covenant described in “— Limitation on Liens” without equally and ratably securing the debt securities; or

(2) The Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) Capital Expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (a) the principal amount of any debt securities delivered within six months before or after such Sale Transaction to the Trustee for retirement and cancellation, and (b) the principal amount of such Funded Debt as is voluntarily retired by the Company within six months before or after such Sale Transaction (it being understood that no amount so applied or committed and no debt securities so delivered or indebtedness so retired may be counted more than once for such purpose); provided, further, that no repayment or retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

“Net Available Proceeds” from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of the following:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction;

(2) all payments made by such Person or its Principal Subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction; and

(3) all distributions and other payments made to minority interest holders in Principal Subsidiaries of such Person or joint ventures as a result of such Sale Transaction.

Reports of the Company

The Company shall deliver to the Trustee within 15 days after it files the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall file with the Trustee and the SEC, and transmit to holders of the debt securities, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the SEC.

Limitations on Merger and Sale of Assets

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(1) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (for purposes of this covenant, a “Successor Company”) shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the debt securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) if, as a result of any such consolidation or merger of such conveyance, transfer or lease, properties or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the Indenture, the Company or if applicable the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all Debt secured by such Lien; and

(4) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default

Unless we inform you otherwise in a prospectus supplement, each of the following is an Event of Default for the debt securities of any series:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any) on any debt security of that series at its Maturity;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

(4) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere herein specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(5) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, whether such indebtedness existed on the Original Indenture Date or was thereafter created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto (which grace period, if such portion of the principal is less than an amount equal to 1% of Consolidated Net Tangible Assets in the aggregate, shall be deemed to be no less than 5 days) or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default”;

(6) certain events of bankruptcy, insolvency or reorganization; or

(7) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of each series of debt securities outstanding may, by a notice in writing to us, and to the

Trustee if given by such holders, declare to be due and payable immediately the principal amount of all of the debt securities of that series. However, at any time after such a declaration of acceleration of the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in the principal amount of such series of debt securities outstanding may, subject to certain conditions, rescind and annul such acceleration. For information as to waiver of defaults, see “— Modification and Waiver” herein.

In case an Event of Default under the Indenture occurs and is continuing, then, subject to the provisions of the Indenture and the Trust Indenture Act relating to the duties of the Trustee under the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the Trustee reasonable indemnity. The holders of a majority in aggregate outstanding principal amount of any series of debt securities outstanding shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder of debt securities shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of such series of debt securities outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of such series of debt securities outstanding a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, and premium, if any, and any interest on the debt securities on or after the respective due dates expressed in the debt securities.

We will be required to furnish to the Trustee annually a statement as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal, any premium or interest, if it considers it in the interest of the such holders to do so.

Modification and Waiver

Together with the Trustee, we may modify the Indenture without the consent of the holders of the debt securities for limited purposes, including but not limited to adding to our covenants or events of default, securing the debt securities, establishing terms of new debt securities, appointing a substitute trustee, curing ambiguities and making other changes that do not adversely affect the rights of the holders of the debt securities in any material respect. In addition, we and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of a majority in aggregate principal amount of each series of debt securities outstanding affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding debt security affected thereby,

(1) change the stated maturity of the principal of, or any installment of principal or interest on any debt security,

(2) reduce the principal amount of or the rate of interest or the premium, if any, on any debt security,

(3) change the place or currency of payment of principal of or interest or the premium, if any, on any debt security,

(4) impair the right to institute suit for the enforcement of any payment with respect to the debt securities on or after the stated maturity thereof,

(5) reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for any such modification, or

(6) reduce the percentage of outstanding debt securities the consent of whose holders is required for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults thereunder.

We may, in the circumstances permitted by the Trust Indenture Act, set any day as the record date for the purpose of determining the holders of the debt securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or vote on any action, authorized or permitted to be given by holders of debt securities of that series by the Indenture.

The holders of a majority in aggregate principal amount of each series of debt securities outstanding may on behalf of the holders of all such debt securities waive, insofar as such debt securities are concerned (but not as to any other series of debt securities issued under the Indenture), compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the Indenture. The holders of a majority in aggregate principal amount of each series of debt securities outstanding may on behalf of the holders of all such debt securities waive any past default under the Indenture except a default in the payment of the principal of, or premium, if any, or any interest on such debt securities or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.

For purposes of the Indenture, the debt securities outstanding will be deemed to exclude those held by persons that control, are controlled by or are under common control with the Company, provided that any person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company.

Defeasance

Defeasance and Discharge.  The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding debt securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of, and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities, and thereby be discharged from its obligations with respect to the outstanding debt securities of that series (hereinafter called “Defeasance”) on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel to the effect that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) there has been a change in the applicable Federal income tax law, in each case to the effect that the holders of debt securities of that series will not recognize gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the debt securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by such outstanding debt securities of that series and to have satisfied all its other obligations under the debt securities of that series and the Indenture insofar as the debt securities of that series are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, holders of the debt securities of that series would be able to look only to such trust for payment of principal of, and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the debt securities.

Covenant Defeasance.  The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding debt securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal, and premium, if any, of and any interest on and any mandatory sinking fund payments in respect of the debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities of that series, and thereby (1) be released from its obligations with respect to the debt securities under certain covenants in the Indenture, including the covenants relating to limitation on Liens, limitation on

Sale and Leaseback Transactions, the limitation on Funded Debt of Principal Subsidiaries and mergers and sale of units and (2) have the occurrence of certain defaults in performance, or breach, of covenants and warranties under the Indenture and defaults under other obligations of the Company not be deemed to be or result in an Event of Default, in each case with respect to the outstanding debt securities of that series (hereinafter called “Covenant Defeasance”), on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel that the holders of outstanding debt securities of that series will not recognize gain or loss for Federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the debt securities of that series and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Indenture provision, whether directly or indirectly by reason of any reference elsewhere in the Indenture to any such provision or by reason of any reference in any such provision to any other provision of the Indenture or in any other document, but the remainder of the Indenture and the debt securities of that series shall be unaffected thereby. The obligations of the Company under the Indenture and the debt securities of that series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect.

The term “U.S. Government Obligations” means any security that is a direct obligation, or is subject to an unconditional guarantee, of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

Book-Entry System

Unless we inform you otherwise in a prospectus supplement, each series of debt securities will be evidenced by global securities, which will be deposited on behalf of The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Except under circumstances described below, each series of debt securities will not be issued in definitive form. See “— Certificated Securities.” Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring each series of debt securities with the respective principal amounts of the debt securities represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Owners of beneficial interests in each series of debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of each series of debt securities represented by that global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the debt securities under the global securities or the Indenture. Principal payments, premium payments, if any, interest payments and liquidated damage payments, if any, on debt securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of the Company, the Trustee or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payments of principal, premium, if any, and interest to DTC will be the responsibility of the Company or the Trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the applicable global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in such global security to be redeemed.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an event of default will occur under the Indenture, we will issue debt securities in definitive form in exchange for the entire global security for the debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities represented by a global security and, in such event, will issue debt securities in definitive form in exchange for the entire global security relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Debt securities so issued in definitive form will be issued as registered debt securities in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us. The holder of a certificated debt security may transfer it by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the debt securities will be made in immediately available or same-day funds. So long as the debt securities are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the debt securities are represented by the global securities registered in the name of DTC or its nominee, the debt securities will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the debt securities represented by the global securities to settle in immediately available or same-day funds on trading activity in the debt securities.

Concerning our Relationship with Trustee

The Bank of New York Trust Company, N.A. serves as Trustee under the Indenture, including with respect to certain other debt securities that have been issued pursuant to the Indenture. On July 2, 2007, The Bank of New York Company completed its merger with Mellon Financial Corporation, creating The Bank of New York Mellon Corporation. In addition to The Bank of New York Trust Company, N.A. serving as Trustee, the Company has the following relationships with affiliates of The Bank of New York Mellon Corporation as a result of the merger. One affiliate, Mellon Bank, N.A., is a participant in the Company’s $400 million revolving credit agreement that expires May 23, 2010. Mellon Bank, N.A.’s share is $20 million. Mellon Bank, N.A. also provides treasury services to the Company, including disbursing accounts, lockboxes and investment services. Another affiliate of The Bank of New York Mellon Corporation, Mellon Investor Services, provides stock registrar and transfer agent services to the Company. Mellon Bank, N.A. and Three River Funding Corporation, also an affiliate of The Bank of New York Mellon Corporation, participate in the Company’s accounts receivable securitization facility, providing $100 million of the $200 million facility.

Governing Law

The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Taxation

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the debt securities offered by this prospectus will be set forth in the prospectus supplement offering those debt securities.

Plan of Distribution

We may offer and sell the debt securities in any one or more of the following ways from time to time on a delayed or continuous basis:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers, including our affiliates;

•	through any combination of these methods of sale; or

•	through any other method described in a prospectus supplement.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under our agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Any lock-up arrangements will be set forth in a prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

This prospectus and the accompanying prospectus supplement or supplements may be made available in electronic format on the Internet sites of, or through online services maintained by, the underwriter, dealer, agent and/or selling group members participating in connection with any offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. The underwriter, dealer or agent may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than the prospectus and accompanying prospectus supplement or supplements in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

Legal Matters

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange under the symbol “CMC” and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Information about us is also available on our website at http://www.cmc.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, filed on November 8, 2006;

•	Our Proxy Statement for the 2007 Annual Meeting of Shareholders, filed on December 8, 2006;

•	Our Current Report on Form 8-K, filed on December 21, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2006, filed on January 9, 2007;

•	Our Current Report on Form 8-K, filed on March 6, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007, filed on April 6, 2007;

•	Our Current Report on Form 8-K, filed on April 18, 2007;

•	Our Current Report on Form 8-K, filed on May 1, 2007; and

•	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2007, filed on July 9, 2007.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus at no cost, by writing or telephoning us at the following address:

Commercial Metals Company
6565 North MacArthur Boulevard, Suite 800
Irving, Texas 75039
Attn: Investor Relations
Telephone: (214) 689-4300

$500,000,000

Commercial Metals Company

7.35% Notes due 2018

Prospectus Supplement
July 30, 2008

Joint Book-Running Managers
Banc of America Securities LLC

JPMorgan

Co-Managers
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